Exhibit 99.1
News Release

Contact:
Investors	Media
Kris Dickson	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
July 20, 2012
SunTrust Reports Second Quarter 2012 Results
Core Performance Momentum Continues, Drives Earnings Per Share of $0.50
ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $270 million, or $0.50 per average common share, for the second quarter of 2012. Earnings per average common share increased by $0.04 from the first quarter of 2012 and by $0.17 from the second quarter of 2011. For the first half of 2012, SunTrust earned $0.96 per share compared to $0.41 per share earned in the same period last year.
“We delivered another quarter of improved results marked by solid noninterest income growth and increased average performing loan balances, which were up nearly $10 billion from the second quarter of last year,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. "We remain focused on executing our strategies to drive better core performance and efficiency across the organization."
Second Quarter 2012 Financial Highlights
Income Statement

•	Continued improvement in core business fundamentals helped drive net income available to common shareholders of $270 million.

•	Revenue grew 1% and 2% compared to the prior quarter and the second quarter of 2011, respectively.

•
Net interest income declined 3%, and the net interest margin declined ten basis points compared to the first quarter of 2012, primarily as a result of the anticipated reduction in swap-related interest income. Compared to the second quarter of 2011, net interest income increased 2% primarily due to higher loan balances and favorable trends in deposit mix and pricing.

•
Noninterest income increased 7% and 3% compared to the prior quarter and the second quarter of 2011, respectively, due primarily to higher mortgage production income as strong production volumes continued through the quarter.

•
Noninterest expense was relatively unchanged from the prior quarter and the second quarter of 2011. The current quarter included a $13 million non-cash debt extinguishment charge related to the previously announced redemption of higher cost trust preferred securities.

Balance Sheet

•
As a result of targeted loan growth, average performing loans increased $1.1 billion over the prior quarter and $9.7 billion compared to the second quarter of 2011, while certain real estate-related loan portfolios continued to decline.

•
Average client deposits remained steady at the record levels achieved in the prior quarter, and favorable mix trends continued. Average demand deposits increased 3% and 23% on a sequential quarter and prior year basis, respectively.

Capital

•	Estimated capital ratios continue to be well above current regulatory requirements. The Tier 1 common equity ratio increased to 9.40%.

•
In its revised capital plan submission in conjunction with the 2012 CCAR process, the Company elected to not request any incremental return of capital due to the close proximity of the resubmission to the 2013 CCAR process, which is expected to commence in the fourth quarter of 2012.

Asset Quality

•	Improvement in all primary credit metrics:

◦
Net charge-offs declined 17% compared with the prior quarter; the annualized net charge-off ratio was 1.14%, lower by 24 basis points compared to the prior quarter and 62 basis points lower than the second quarter of 2011.

◦	Nonperforming loans declined 7% sequentially and were 1.97% of total loans as of quarter end compared to 3.14% a year ago.

◦	Early stage delinquencies declined seven basis points sequentially as a result of improvements in the residential loan portfolio.

•	Provision for credit losses declined 5% and 23% compared to the prior quarter and second quarter of 2011, respectively. The allowance for loan losses was $2.3 billion, or 1.85% of total loans.

Income Statement (presented on a fully taxable-equivalent basis)	2Q 2011	1Q 2012	2Q 2012
(Dollars in millions, except per share data)
Net income	$178	$250	$275
Net income available to common shareholders	174	245	270
Earnings per average common diluted share	0.33	0.46	0.50
Total revenue	2,198	2,218	2,246
Total revenue, excluding net securities gains/losses	2,166	2,200	2,232
Net interest income	1,286	1,342	1,306
Provision for credit losses	392	317	300
Noninterest income	912	876	940
Noninterest expense	1,542	1,541	1,546
Net interest margin	3.53%	3.49%	3.39%

Balance Sheet
(Dollars in billions)
Average loans	$114.9	$122.5	$123.4
Average consumer and commercial deposits	121.9	125.8	125.9

Capital
Tier 1 capital ratio(1)	11.11%	11.00%	10.15%
Tier 1 common equity ratio(1)	9.22%	9.33%	9.40%
Total average shareholders’ equity to total average assets	11.44%	11.45%	11.51%

Asset Quality
Net charge-offs to average loans (annualized)	1.76%	1.38%	1.14%
Allowance for loan losses to period end loans	2.40%	1.92%	1.85%
Nonperforming loans to total loans	3.14%	2.16%	1.97%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release and include the effect of the trust preferred securities redemption on July 11, 2012.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.2 billion for the second quarter of 2012, an increase of $28 million from the prior quarter and $48 million higher than the second quarter of 2011. Net gains from the sales of securities were $14 million for the second quarter of 2012 compared to $18 million for the first quarter of 2012 and $32 million for the second quarter of 2011. Excluding net securities gains, total revenue increased 1% and 3% compared to the first quarter of 2012 and second quarter of 2011, respectively. The increase in revenue was predominantly due to higher mortgage-related revenue.
For the six months ended June 30, 2012, total revenue, excluding securities gains and losses, was $4.4 billion, up 4% over the first six months of 2011. The increase was driven by higher mortgage-related revenue and higher net interest income, partially offset by a decline in card fees.
Net Interest Income
For the second quarter of 2012, net interest income was $1,306 million compared to $1,342 million for the prior quarter and $1,286 million for the second quarter of 2011. The 3% decline from the first quarter of 2012 was largely driven by the reduction in income derived from previously terminated interest rate swaps utilized to manage interest rate risk on commercial loans. The 2% increase in net interest income compared to the second quarter of 2011 was due to higher average loan balances, the favorable shift in the deposit mix toward lower-cost accounts, and lower rates paid on interest-bearing deposits and long-term debt, which was partially offset by lower yields on average earning assets.
Net interest margin for the second quarter of 2012 was 3.39%, a decline of 10 basis points from the first quarter of 2012 and a decline of 14 basis points from the second quarter of 2011. On a sequential quarter basis, the decline was primarily driven by the reduction in swap income, which was the primary contributor to the 11 basis point decline in earning assets yields, while rates paid on interest-bearing liabilities remained relatively stable. Compared to the second quarter of 2011, the decline in the net interest margin was primarily due to a 40 basis point decline in loan yields, the result of the continued low interest rate environment. The decline in loan yields was partially offset by a 24 basis point decline in interest-bearing liabilities due to lower rates paid on deposits, primarily due to the shift towards lower-cost accounts, and lower long-term debt rates.
For the six months ended June 30, 2012, net interest income was $2,648 million in 2012 compared to $2,563 million in 2011, an increase of $85 million, or 3%. Net interest margin was 3.44% in 2012 compared to 3.53% in 2011. The primary drivers of the increase in net interest income and the decline in net interest margin are consistent with those described in the quarterly comparisons.
Noninterest Income
Total noninterest income was $940 million for the second quarter of 2012 compared to $876 million for the first quarter of 2012 and $912 million for the second quarter of 2011. The $64 million sequential quarter increase was driven by higher mortgage production-related revenue and increases in multiple other consumer and commercial noninterest income categories, partially offset by lower mortgage servicing revenue. The increase of $28 million over the second quarter of 2011 was attributable to higher mortgage production-related revenue and higher trading income, partially offset by lower securities gains, investment banking income, and card fees.
Mortgage production income was $103 million for the second quarter of 2012, compared to $63 million for the first quarter of 2012 and $4 million for the second quarter of 2011. The $40 million sequential quarter increase was predominantly driven by $18 million in net gains from the sale of government guaranteed mortgages and a $20 million decrease in the mortgage repurchase provision. As of June 30, 2012, the reserve for mortgage repurchases totaled $434 million, an increase of $51 million from the prior quarter. The reserve increased due to the continued relatively high level of repurchase demands received during the quarter and the timing of demand resolution. Compared to the second quarter of 2011, mortgage production income increased $99 million, primarily due to higher loan production and increased gain on sale margins, partially offset by a $65 million increase in the mortgage repurchase provision.

Mortgage loan production volume increased 8% on a sequential quarter basis due to an increase in home purchase activity. Production volume increased 76% over the second quarter of 2011 due to the low mortgage interest rate environment and the HARP 2.0 program.
Mortgage servicing income was $70 million for the second quarter of 2012 compared to $81 million for the prior quarter and $72 million for the second quarter of 2011. The $11 million sequential quarter decline was due to less favorable hedge performance than in the prior quarter. The mortgage servicing portfolio was $153 billion at the end of the second quarter of 2012 compared to $163 billion at June 30, 2011.
Card fees were $66 million for the second quarter of 2012, compared to $61 million for the prior quarter and $105 million for the second quarter of 2011. The 8% sequential quarter increase was due to increased transaction volume, while the 37% decline from the prior year was the result of regulations on debit card interchange fees that became effective at the beginning of the fourth quarter of 2011.
Investment banking income was $75 million for the second quarter of 2012 compared to $71 million for the prior quarter and $95 million for the second quarter of 2011. The sequential quarter increase was due to higher bond origination fees, partially offset by lower syndicated finance fees. The decline relative to the second quarter of 2011 was attributable to lower syndicated finance fee income, partially offset by increased bond origination and M&A transaction fee income.
Trading income was $70 million for the second quarter of 2012 compared to $57 million for the prior quarter and $53 million for the second quarter of 2011. The $13 million sequential quarter increase was primarily attributable to a $20 million decline in mark-to-market losses on the Company's fair value debt and index-linked CDs during the current quarter. The $17 million increase in trading income compared to the second quarter of 2011 was largely driven by higher core trading income due to improved market conditions.
For the six months ended June 30, 2012, noninterest income was $1,816 million in 2012 and $1,795 million in 2011. The $21 million, or 1%, increase was primarily driven by higher mortgage-related income, partially offset by lower securities gains and lower card fees.
Noninterest Expense
Noninterest expense was $1,546 million for the second quarter of 2012 and was relatively flat compared to $1,541 million for the first quarter of 2012 and $1,542 million for the second quarter of 2011. On a sequential quarter basis, the seasonal decline in employee benefits expense was offset by increases in credit-related and other operating expenses, as well as $13 million in non-cash charges associated with the previously announced redemption of higher cost trust preferred securities. Compared to the second quarter of 2011, increases in personnel costs, outside processing expenses, and the aforementioned debt extinguishment loss were offset by decreases in FDIC assessment premiums, marketing expenses, and credit-related expenses. As of the end of the current quarter, $250 million in annualized expenses had been eliminated from the Company's expense base through the Playbook for Profitable Growth program, compared to the $300 million goal expected to be achieved by year end 2013.
Employee compensation and benefits expense declined $35 million from the prior quarter, primarily attributable to seasonally higher 401(k) and payroll taxes in the prior quarter. The $14 million, or 2%, increase in employee compensation and benefits expense compared to the second quarter of 2011 was due to improved business performance and modest annual merit increases.
Credit-related expenses, which are included in other noninterest expense and comprised of other real estate-related expenses and credit and collection costs, increased $7 million on a sequential quarter basis due to accruals for anticipated tax and insurance payments on delinquent mortgage loans. Credit-related expenses declined $11 million compared to the second quarter of 2011 due to lower losses recognized on OREO during the current quarter.
Operating losses increased by $9 million and $7 million from the prior quarter and the second quarter of 2011, respectively. The increase in both periods was driven by litigation-related expenses as well as operating losses associated with mortgage-related activities.
Compared to the second quarter of 2011, FDIC premiums and regulatory assessments declined $21 million, and marketing and customer development declined $14 million due to reduced advertising spending.

For the six months ended June 30, 2012, noninterest expense was $3.1 billion compared to $3.0 billion in 2011. The $80 million, or 3%, increase was due to increases in: employee compensation, largely driven by improved business performance, operating losses associated primarily with mortgage-related activities, and outside processing and software costs. These increases were partially offset by declines in marketing and customer development expenses and a decline in FDIC premiums and regulatory assessments.
Income Taxes
For the second quarter of 2012, the Company recorded an income tax provision of $91 million compared to $69 million for the first quarter of 2012 and $58 million for the second quarter of 2011. The effective tax rate was 25% for the second quarter of 2012 compared to 22% for the first quarter of 2012 and 24% for the second quarter of 2011. The effective tax rate for each quarterly period was primarily the result of positive pre-tax earnings adjusted for net favorable permanent tax items, such as interest income from lending to tax-exempt entities and federal tax credits from community reinvestment activities.

U.S. Treasury Preferred Dividends
The Company formerly paid dividends to the U.S. Treasury on its $4.85 billion of TARP preferred securities through the first quarter of 2011. The Company redeemed these shares at the end of the first quarter of 2011 and, therefore, did not pay such dividends during 2012 or the last three quarters of 2011. The six months ended June 30, 2011 included $66 million of preferred dividends paid to the U.S. Treasury and a $74 million, or $0.14 per common share, non-cash charge related to the unamortized discount that was recognized upon the redemption of the TARP preferred shares.
Balance Sheet
As of June 30, 2012, the Company had total assets of $178.3 billion and shareholders’ equity of $20.6 billion, representing 11.5% of total assets. Both book value and tangible book value per common share increased during the quarter and were $37.69 and $26.02, respectively, as of June 30, 2012.
Loans
Average loans for the second quarter of 2012 were $123.4 billion, compared to average loans of $122.5 billion and $114.9 billion during the first quarter of 2012 and second quarter of 2011, respectively. On a sequential quarter basis, the $0.8 billion, or 1%, growth was concentrated in commercial & industrial loans, which increased $1.3 billion, and high credit quality, non-guaranteed mortgage loans, which increased $761 million. This was partially offset by a decrease of $625 million in government-guaranteed mortgage loans, primarily due to the sale of approximately $500 million of such loans that occurred during the current quarter. Average loans increased $8.4 billion, or 7%, over the second quarter of 2011. Growth was driven by targeted loan categories, including commercial & industrial and government-guaranteed student and residential mortgage loans, which increased by $10 billion combined, while certain real estate-related loan categories were managed down. The reduction in real estate-related loans, together with an increase in government-guaranteed loans, resulted in improvement in the risk profile of the loan portfolio. As of June 30, 2012, 10% of the Company’s loan portfolio was comprised of government-guaranteed loans, up from 8% at the end of the second quarter of 2011.
Deposits
Average consumer and commercial deposits for the second quarter of 2012 were $125.9 billion compared to $125.8 billion and $121.9 billion for the first quarter of 2012 and second quarter of 2011, respectively. The favorable shift in the deposit mix toward lower cost accounts continued during the quarter, with a $1.2 billion, or 3%, increase in demand deposits and a $0.3 billion, or 6%, increase in savings accounts. These were largely offset by a $650 million, or 4%, decline in time deposits and a $539 million, or 1%, decline in money market account deposits.

Compared to the second quarter of 2011, average consumer and commercial deposits increased $4.0 billion, or 3%. Average demand deposits increased $6.8 billion, or 23%, and savings accounts increased $0.6 billion, or 13%. Time deposits declined $2.7 billion, or 14%, and money market account deposits declined $0.9 billion, or 2%.
Capital and Liquidity
The Company’s estimated capital ratios are well above regulatory requirements with Tier 1 capital and Tier 1 common ratios estimated at 10.15% and 9.40%, respectively. The Company redeemed $38 million of trust preferred securities during the second quarter and also announced plans to redeem an additional $1.2 billion, which it subsequently completed in July. As a result of the announcement of these redemptions, these instruments no longer qualified for Tier 1 capital as of the end of the second quarter, which accounted for 90 basis points of the decline in the estimated Tier 1 capital ratio from the prior quarter. The ratios of total average equity to total average assets and tangible equity to tangible assets were 11.51% and 8.31%, respectively, as of June 30, 2012.
The aforementioned trust preferred securities redemptions were included as part of the Company's capital plan submitted to the Federal Reserve in January 2012 in conjunction with the Comprehensive Capital Assessment Review (CCAR) process. Upon completing its review of the Company's capital plan in March 2012, the Federal Reserve did not object to the trust preferred redemptions or to the Company retaining its current common stock dividend. Because the Federal Reserve objected to other proposed capital actions, the Company was required to submit a revised capital plan, which it did in June 2012. In the revised submission, the Company elected to not request an increase in the current level of its common dividend or any other return of capital, due to the close proximity of the resubmission to the 2013 CCAR process, which is expected to commence in the fourth quarter of 2012 and will provide the Company an opportunity to consider future capital deployment alternatives.
The Company continues to have substantial available liquidity provided in the form of its client deposit base and other available funding resources, as well as the portfolio of cash and high-quality government-backed securities.
Asset Quality
Asset quality continued to improve during the quarter, with declines in early-stage delinquencies, net charge-offs, nonperforming loans, and nonperforming assets.
Nonperforming loans declined again this quarter and totaled $2.5 billion as of June 30, 2012. Relative to the first quarter of 2012, the $191 million, or 7%, decline occurred across all loan categories, most prominently in commercial construction, residential construction, and commercial real estate loans. During the second quarter, the Company sold the nonperforming residential loans that were moved to held for sale during the prior quarter; the sales price was similar to the carrying value of these loans as of March 31, 2012. Compared to June 30, 2011, nonperforming loans declined $1.2 billion, or 32%, with declines across all loan categories, most significantly in commercial loans and non-guaranteed mortgages. At the end of the second quarter of 2012, the percentage of nonperforming loans to total loans was 1.97%, down by 19 and 117 basis points from the first quarter of 2012 and second quarter of 2011, respectively. Other real estate owned totaled $331 million at the end of the current quarter, down 19% on a sequential quarter basis and down 31% since June 30, 2011.
Net charge-offs were $350 million in the current quarter compared to $422 million for the prior quarter and $505 million for the second quarter of 2011. The sequential quarter decline was largely driven by nonguaranteed mortgages, home equity, and commercial real estate. The prior year decline was widespread across loan categories, most notably in commercial & industrial, commercial construction, and home equity. The ratio of annualized net charge-offs to total average loans was 1.14%, a reduction of 24 basis points and 62 basis points from the first quarter of 2012 and second quarter of 2011, respectively. The provision for credit losses was $300 million, down by $17 million and $92 million from the prior quarter and the second quarter of 2011, respectively.
As of June 30, 2012, the allowance for loan losses was $2.3 billion and represented 1.85% of total loans, down seven basis points from March 31, 2012. The $48 million decline in the allowance for loan losses during the second quarter of 2012 was reflective of the continued improvement in asset quality, partially offset by growth in the loan portfolio.
Early stage delinquencies decreased seven basis points to 0.97% from the end of the first quarter of 2012. The decline was primarily due to improvement in the residential portfolio, driven by non-guaranteed residential mortgages, home equity products, and construction loans. Excluding government-guaranteed loans, early stage delinquencies were 0.51%, a decline of eight basis points from March 31, 2012.
Accruing restructured loans totaled $2.7 billion, and nonaccruing restructured loans totaled $0.7 billion as of June 30, 2012, both declining modestly from the prior quarter. $3.0 billion of restructured loans related to residential loans, while $0.3 billion were commercial loans.

LINE OF BUSINESS FINANCIAL PERFORMANCE
Line of Business Results
The Company has included line of business financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming quarterly report on Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming quarterly report on Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.
Conference Call
SunTrust management will host a conference call on July 20, 2012, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 2Q12). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 2Q12). A replay of the call will be available approximately one hour after the call ends on July 20, 2012, and will remain available until August 20, 2012, by dialing 1-800-239-4590 (domestic) or 1-402-220-9698 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of July 20, 2012, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.

Important Cautionary Statement About Forward-Looking Statements
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.
This news release may contain forward-looking statements. Any statement that does not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic reports that we file with the SEC. Those factors include: as one of the largest lenders in the Southeast and Mid-Atlantic U.S. and a provider of financial products and services to consumers and businesses across the U.S., our financial results have been, and may continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition; legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position; we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; loss of customer deposits and market illiquidity could increase our funding costs; we rely on the mortgage secondary market and GSEs for some of our liquidity; we are subject to credit risk; our ALLL may not be adequate to cover our eventual losses; we may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; a downgrade in the U.S. government's sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to us and general economic conditions that we are not able to predict; the failure of the European Union to stabilize the fiscal condition and creditworthiness of its weaker member economies, such as Greece, Portugal, Spain, Hungary, Ireland, and Italy, could have international implications potentially impacting global financial institutions, the financial markets, and the economic recovery underway in the U.S.; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; we are subject to certain risks related to originating and selling mortgages, and may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or as a result of certain breaches of our servicing agreements, and this could harm our liquidity, results of operations, and financial condition; financial difficulties or credit downgrades of mortgage and bond insurers may adversely affect our servicing and investment portfolios; we may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions; we are subject to risks related to delays in the foreclosure process; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies and practices; our mortgage production and servicing revenue can be volatile; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity; changes in interest rates could also reduce the value of our MSRs and mortgages held for sale, reducing our earnings; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; we rely on other companies to provide key components of our business infrastructure; the soundness of other financial institutions could adversely affect us; we depend on the accuracy and completeness of information about clients and counterparties; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or margin declines; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we might not pay dividends on your common stock; our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends; disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity; any reduction in our credit rating could increase the cost of our funding from the capital markets; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; we may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies; our accounting policies and processes are critical to how we report our financial condition and results of operations, and they require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our framework for managing risks may not be effective in mitigating risk and loss to us; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended June 30%			Six Months Ended June 30%
	2012	2011	Change [4]	2012	2011	Change [4]
EARNINGS & DIVIDENDS
Net income	$275	$178	54%	$525	$358	47%
Net income available to common shareholders	270	174	55	515	212	NM
Total revenue - FTE [1,2]	2,246	2,198	2	4,464	4,358	2
Total revenue - FTE excluding securities gains, net [1,2]	2,232	2,166	3	4,432	4,262	4
Net income per average common share
Diluted	0.50	0.33	52	0.96	0.41	NM
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	0.50	0.33	52	0.96	0.55	75
Basic	0.51	0.33	55	0.97	0.41	NM
Dividends paid per common share	0.05	0.01	NM	0.10	0.02	NM
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$177,915	$170,527	4%	$177,385	$171,789	3%
Earning assets	154,890	145,985	6	154,757	146,383	6
Loans	123,365	114,920	7	122,954	115,040	7
Consumer and commercial deposits	125,885	121,879	3	125,864	121,298	4
Brokered time and foreign deposits	2,243	2,340	(4)	2,258	2,472	(9)
Total shareholders’ equity	20,472	19,509	5	20,364	21,298	(4)
As of
Total assets	178,257	172,173	4
Earning assets	153,939	146,367	5
Loans	124,560	114,913	8
Allowance for loan and lease losses	2,300	2,744	(16)
Consumer and commercial deposits	126,145	121,671	4
Brokered time and foreign deposits	2,258	3,250	(31)
Total shareholders’ equity	20,568	19,660	5
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.62%	0.42%	48%	0.59%	0.42%	40%
Return on average common shareholders’ equity	5.37	3.61	49	5.16	2.28	NM
Net interest margin [2]	3.39	3.53	(4)	3.44	3.53	(3)
Efficiency ratio [2]	68.83	70.17	(2)	69.17	69.01	—
Tangible efficiency ratio [1,2]	68.33	69.64	(2)	68.67	68.49	—
Effective tax rate	24.85	24.45	2	23.31	20.21	15
Tier 1 common equity [3]	9.40	9.22	2
Tier 1 capital [3]	10.15	11.11	(9)
Total capital [3]	12.80	14.01	(9)
Tier 1 leverage [3]	8.15	8.92	(9)
Total average shareholders’ equity to total average assets	11.51	11.44	1	11.48	12.40	(7)
Tangible equity to tangible assets [1]	8.31	8.07	3

Book value per common share	$37.69	$36.30	4
Tangible book value per common share [1]	26.02	24.57	6
Market price:
High	24.83	30.13	(18)	24.93	33.14	(25)
Low	20.96	24.63	(15)	18.07	24.63	(27)
Close	24.23	25.80	(6)	24.23	25.80	(6)
Market capitalization	13,045	13,852	(6)
Average common shares outstanding (000s)
Diluted	537,495	535,416	—	536,951	519,548	3
Basic	533,964	531,792	—	533,532	515,819	3
Full-time equivalent employees	28,324	29,235	(3)
Number of ATMs	2,906	2,919	—
Full service banking offices	1,641	1,661	(1)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	June 30 2012	March 31 2012	December 31 2011	September 30 2011	June 30 2011
EARNINGS & DIVIDENDS
Net income	$275	$250	$74	$215	$178
Net income available to common shareholders	270	245	71	211	174
Total revenue - FTE [1,2]	2,246	2,218	2,047	2,196	2,198
Total revenue - FTE excluding securities gains, net [1,2]	2,232	2,200	2,028	2,194	2,166
Net income per average common share
Diluted	0.50	0.46	0.13	0.39	0.33
Basic	0.51	0.46	0.13	0.40	0.33
Dividends paid per common share	0.05	0.05	0.05	0.05	0.01
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$177,915	$176,855	$174,085	$172,076	$170,527
Earning assets	154,890	154,623	151,561	146,836	145,985
Loans	123,365	122,542	119,474	115,638	114,920
Consumer and commercial deposits	125,885	125,843	125,072	122,974	121,879
Brokered time and foreign deposits	2,243	2,274	2,293	2,312	2,340
Total shareholders’ equity	20,472	20,256	20,208	20,000	19,509
As of
Total assets	178,257	178,226	176,859	172,553	172,173
Earning assets	153,939	154,950	154,696	148,991	146,367
Loans	124,560	122,691	122,495	117,475	114,913
Allowance for loan and lease losses	2,300	2,348	2,457	2,600	2,744
Consumer and commercial deposits	126,145	127,718	125,611	123,933	121,671
Brokered time and foreign deposits	2,258	2,314	2,311	2,318	3,250
Total shareholders’ equity	20,568	20,241	20,066	20,200	19,660
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.62%	0.57%	0.17%	0.50%	0.42%
Return on average common shareholders’ equity	5.37	4.94	1.41	4.23	3.61
Net interest margin [2]	3.39	3.49	3.46	3.49	3.53
Efficiency ratio [2]	68.83	69.50	81.45	71.05	70.17
Tangible efficiency ratio [1,2]	68.33	69.02	80.99	70.55	69.64
Effective tax rate [4]	24.85	21.55	NM	17.33	24.45
Tier 1 common equity [3]	9.40	9.33	9.22	9.31	9.22
Tier 1 capital [3]	10.15	11.00	10.90	11.10	11.11
Total capital [3]	12.80	13.73	13.67	13.91	14.01
Tier 1 leverage [3]	8.15	8.77	8.75	8.90	8.92
Total average shareholders’ equity to total average assets	11.51	11.45	11.61	11.62	11.44
Tangible equity to tangible assets [1]	8.31	8.14	8.10	8.38	8.07

Book value per common share	$37.69	$37.11	$36.86	$37.29	$36.30
Tangible book value per common share [1]	26.02	25.49	25.18	25.60	24.57
Market price:
High	24.83	24.93	21.31	26.52	30.13
Low	20.96	18.07	15.79	16.51	24.63
Close	24.23	24.17	17.70	17.95	25.80
Market capitalization	13,045	13,005	9,504	9,639	13,852
Average common shares outstanding (000s)
Diluted	537,495	536,407	535,717	535,395	535,416
Basic	533,964	533,100	532,146	531,928	531,792
Full-time equivalent employees	28,324	28,615	29,182	29,483	29,235
Number of ATMs	2,906	2,914	2,899	2,889	2,919
Full service banking offices	1,641	1,651	1,659	1,658	1,661

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

[4]	“NM” - Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease) [2]		Six Months Ended		Increase/(Decrease) [2]
	June 30				June 30
	2012	2011	Amount	%	2012	2011	Amount	%
Interest income	$1,492	$1,546	($54)	(3)%	$3,026	$3,100	($74)	(2)%
Interest expense	218	287	(69)	(24)	441	592	(151)	(26)
NET INTEREST INCOME	1,274	1,259	15	1	2,585	2,508	77	3
Provision for credit losses	300	392	(92)	(23)	617	839	(222)	(26)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	974	867	107	12	1,968	1,669	299	18
NONINTEREST INCOME
Service charges on deposit accounts	167	170	(3)	(2)	332	333	(1)	—
Trust and investment management income	130	135	(5)	(4)	260	270	(10)	(4)
Retail investment services	62	59	3	5	120	117	3	3
Other charges and fees	130	130	—	—	245	256	(11)	(4)
Investment banking income	75	95	(20)	(21)	147	162	(15)	(9)
Trading income	70	53	17	32	127	105	22	21
Card fees	66	105	(39)	(37)	127	205	(78)	(38)
Mortgage production related income	103	4	99	NM	166	3	163	NM
Mortgage servicing related income	70	72	(2)	(3)	151	144	7	5
Other noninterest income	53	57	(4)	(7)	109	104	5	5
Net securities gains	14	32	(18)	(56)	32	96	(64)	(67)
Total noninterest income	940	912	28	3	1,816	1,795	21	1
NONINTEREST EXPENSE
Employee compensation and benefits	762	748	14	2	1,560	1,502	58	4
Net occupancy expense	88	89	(1)	(1)	176	178	(2)	(1)
Outside processing and software	180	162	18	11	356	320	36	11
Equipment expense	46	44	2	5	91	88	3	3
Marketing and customer development	32	46	(14)	(30)	59	84	(25)	(30)
Amortization of intangible assets	11	12	(1)	(8)	22	23	(1)	(4)
Net loss/(gain) on extinguishment of debt	13	(1)	14	NM	13	(2)	15	NM
Operating losses	69	62	7	11	129	89	40	45
FDIC premium/regulatory exams	60	81	(21)	(26)	111	152	(41)	(27)
Other noninterest expense	285	299	(14)	(5)	570	573	(3)	(1)
Total noninterest expense	1,546	1,542	4	—	3,087	3,007	80	3
INCOME BEFORE PROVISION FOR INCOME TAXES	368	237	131	55	697	457	240	53
Provision for income taxes	91	58	33	57	160	91	69	76
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	277	179	98	55	537	366	171	47
Net income attributable to noncontrolling interest	2	1	1	100	12	8	4	50
NET INCOME	$275	$178	$97	54%	$525	$358	$167	47%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$270	$174	$96	55%	$515	$212	$303	NM
Net interest income - FTE [1]	1,306	1,286	20	2	2,648	2,563	85	3
Net income per average common share
Diluted	0.50	0.33	0.17	52	0.96	0.41	0.55	NM
Basic	0.51	0.33	0.18	55	0.97	0.41	0.56	NM
Cash dividends paid per common share	0.05	0.01	0.04	NM	0.10	0.02	0.08	NM
Average common shares outstanding (000s)
Diluted	537,495	535,416	2,079	—	536,951	519,548	17,403	3
Basic	533,964	531,792	2,172	—	533,532	515,819	17,713	3

1 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	June 30	March 31	Increase/(Decrease) [2]		December 31	September 30	June 30
	2012	2012	Amount	%	2011	2011	2011
Interest income	$1,492	$1,534	($42)	(3)%	$1,543	$1,538	$1,546
Interest expense	218	223	(5)	(2)	249	275	287
NET INTEREST INCOME	1,274	1,311	(37)	(3)	1,294	1,263	1,259
Provision for credit losses	300	317	(17)	(5)	327	347	392
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	974	994	(20)	(2)	967	916	867
NONINTEREST INCOME
Service charges on deposit accounts	167	164	3	2	176	176	170
Trust and investment management income	130	130	—	—	127	134	135
Retail investment services	62	59	3	5	55	58	59
Other charges and fees	130	115	15	13	121	130	130
Investment banking income	75	71	4	6	87	68	95
Trading income	70	57	13	23	77	66	53
Card fees	66	61	5	8	62	104	105
Mortgage production related income/(loss)	103	63	40	63	(62)	54	4
Mortgage servicing related income	70	81	(11)	(14)	22	58	72
Other noninterest income	53	57	(4)	(7)	39	53	57
Net securities gains	14	18	(4)	(22)	19	2	32
Total noninterest income	940	876	64	7	723	903	912
NONINTEREST EXPENSE
Employee compensation and benefits	762	797	(35)	(4)	624	750	748
Net occupancy expense	88	88	—	—	88	90	89
Outside processing and software	180	176	4	2	169	164	162
Equipment expense	46	45	1	2	46	44	44
Marketing and customer development	32	27	5	19	59	41	46
Potential mortgage servicing settlement and claims expense	—	—	—	—	120	—	—
Amortization of intangible assets	11	11	—	—	9	11	12
Net loss/(gain) on extinguishment of debt	13	—	13	NM	—	(1)	(1)
Operating losses	69	60	9	15	96	72	62
FDIC premium/regulatory exams	60	52	8	15	68	80	81
Other noninterest expense	285	285	—	—	388	309	299
Total noninterest expense	1,546	1,541	5	—	1,667	1,560	1,542
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	368	329	39	12	23	259	237
Provision/(benefit) for income taxes	91	69	22	32	(57)	45	58
INCOME INCLUDING INCOME/(LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	277	260	17	7	80	214	179
Net income/(loss) attributable to noncontrolling interest	2	10	(8)	(80)	6	(1)	1
NET INCOME	$275	$250	$25	10%	$74	$215	$178
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$270	$245	$25	10%	$71	$211	$174
Net interest income - FTE [1]	1,306	1,342	(36)	(3)	1,324	1,293	1,286
Net income per average common share
Diluted	0.50	0.46	0.04	9	0.13	0.39	0.33
Basic	0.51	0.46	0.05	11	0.13	0.40	0.33
Cash dividends paid per common share	0.05	0.05	—	—	0.05	0.05	0.01
Average common shares outstanding (000s)
Diluted	537,495	536,407	1,088	—	535,717	535,395	535,416
Basic	533,964	533,100	864	—	532,146	531,928	531,792

[1]
Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of June 30		Increase/(Decrease)[2]
	2012	2011	Amount	%
ASSETS
Cash and due from banks	$5,781	$5,633	$148	3%
Interest-bearing deposits in other banks	21	20	1	5
Securities purchased under agreements to resell	937	1,134	(197)	(17)
Trading assets	6,327	6,586	(259)	(4)
Securities available for sale	24,409	27,216	(2,807)	(10)
Loans held for sale	3,123	2,052	1,071	52
Loans held for investment:
Commercial and industrial	52,030	45,922	6,108	13
Commercial real estate	4,825	5,707	(882)	(15)
Commercial construction	959	1,740	(781)	(45)
Residential mortgages - guaranteed	5,663	4,513	1,150	25
Residential mortgages - nonguaranteed	24,405	23,224	1,181	5
Residential home equity products	15,281	16,169	(888)	(5)
Residential construction	853	1,118	(265)	(24)
Consumer student loans - guaranteed	7,248	4,620	2,628	57
Consumer other direct	2,225	1,863	362	19
Consumer indirect	10,506	9,630	876	9
Consumer credit cards	565	407	158	39
Total loans held for investment	124,560	114,913	9,647	8
Allowance for loan and lease losses	(2,300)	(2,744)	(444)	(16)
Net loans held for investment	122,260	112,169	10,091	9
Goodwill	6,376	6,343	33	1
Other intangible assets	939	1,539	(600)	(39)
Other real estate owned	331	483	(152)	(31)
Other assets	7,753	8,998	(1,245)	(14)
Total assets[1]	$178,257	$172,173	$6,084	4%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$37,394	$30,591	$6,803	22%
Interest-bearing consumer and commercial deposits:
NOW accounts	25,229	24,330	899	4
Money market accounts	41,740	42,427	(687)	(2)
Savings	5,191	4,600	591	13
Consumer time	10,581	12,598	(2,017)	(16)
Other time	6,010	7,125	(1,115)	(16)
Total consumer and commercial deposits	126,145	121,671	4,474	4
Brokered time deposits	2,208	2,345	(137)	(6)
Foreign deposits	50	905	(855)	(94)
Total deposits	128,403	124,921	3,482	3
Funds purchased	847	939	(92)	(10)
Securities sold under agreements to repurchase	1,583	2,253	(670)	(30)
Other short-term borrowings	7,098	2,791	4,307	NM
Long-term debt	13,076	13,693	(617)	(5)
Trading liabilities	1,782	3,026	(1,244)	(41)
Other liabilities	4,900	4,890	10	—
Total liabilities	157,689	152,513	5,176	3
SHAREHOLDERS' EQUITY
Preferred stock, no par value	275	172	103	60
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,218	9,330	(112)	(1)
Retained earnings	9,443	8,745	698	8
Treasury stock, at cost, and other	(661)	(805)	(144)	(18)
Accumulated other comprehensive income	1,743	1,668	75	4
Total shareholders' equity	20,568	19,660	908	5
Total liabilities and shareholders' equity	$178,257	$172,173	$6,084	4%

Common shares outstanding	538,398	536,907	1,491	—%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	3	2	1	50
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	11,522	13,014	(1,492)	(11)
1Includes earning assets of $153,939 and $146,367 as of June 30, 2012 and 2011, respectively.
2“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of				As of
	June 30	March 31	Increase/(Decrease)		December 31	September 30	June 30
	2012	2012	Amount	%	2011	2011	2011
ASSETS
Cash and due from banks	$5,781	$5,019	$762	15%	$3,696	$4,637	$5,633
Interest-bearing deposits in other banks	21	21	—	—	21	21	20
Securities purchased under agreements to resell	937	941	(4)	—	792	842	1,134
Trading assets	6,327	6,316	11	—	6,279	6,288	6,586
Securities available for sale	24,409	27,323	(2,914)	(11)	28,117	27,502	27,216
Loans held for sale	3,123	2,749	374	14	2,353	2,243	2,052
Loans held for investment:
Commercial and industrial	52,030	50,189	1,841	4	49,538	47,985	45,922
Commercial real estate	4,825	4,910	(85)	(2)	5,094	5,330	5,707
Commercial construction	959	1,086	(127)	(12)	1,240	1,390	1,740
Residential mortgages - guaranteed	5,663	6,447	(784)	(12)	6,672	4,449	4,513
Residential mortgages - nonguaranteed	24,405	23,653	752	3	23,243	23,517	23,224
Residential home equity products	15,281	15,472	(191)	(1)	15,765	15,980	16,169
Residential construction	853	924	(71)	(8)	980	1,046	1,118
Consumer student loans - guaranteed	7,248	7,186	62	1	7,199	5,333	4,620
Consumer other direct	2,225	2,152	73	3	2,059	1,945	1,863
Consumer indirect	10,506	10,145	361	4	10,165	10,003	9,630
Consumer credit cards	565	527	38	7	540	497	407
Total loans held for investment	124,560	122,691	1,869	2	122,495	117,475	114,913
Allowance for loan and lease losses	(2,300)	(2,348)	(48)	(2)	(2,457)	(2,600)	(2,744)
Net loans held for investment	122,260	120,343	1,917	2	120,038	114,875	112,169
Goodwill	6,376	6,344	32	1	6,344	6,344	6,343
Other intangible assets	939	1,155	(216)	(19)	1,017	1,138	1,539
Other real estate owned	331	411	(80)	(19)	479	509	483
Other assets	7,753	7,604	149	2	7,723	8,154	8,998
Total assets[1]	$178,257	$178,226	$31	—%	$176,859	$172,553	$172,173
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$37,394	$36,771	$623	2%	$34,359	$32,447	$30,591
Interest-bearing consumer and commercial deposits:
NOW accounts	25,229	25,502	(273)	(1)	26,171	24,670	24,330
Money market accounts	41,740	42,683	(943)	(2)	42,312	43,236	42,427
Savings	5,191	5,134	57	1	4,664	4,644	4,600
Consumer time	10,581	11,306	(725)	(6)	11,661	12,177	12,598
Other time	6,010	6,322	(312)	(5)	6,444	6,759	7,125
Total consumer and commercial deposits	126,145	127,718	(1,573)	(1)	125,611	123,933	121,671
Brokered time deposits	2,208	2,284	(76)	(3)	2,281	2,283	2,345
Foreign deposits	50	30	20	67	30	35	905
Total deposits	128,403	130,032	(1,629)	(1)	127,922	126,251	124,921
Funds purchased	847	908	(61)	(7)	839	998	939
Securities sold under agreements to repurchase	1,583	1,781	(198)	(11)	1,644	2,016	2,253
Other short-term borrowings	7,098	6,878	220	3	8,983	3,218	2,791
Long-term debt	13,076	11,894	1,182	10	10,908	13,544	13,693
Trading liabilities	1,782	1,554	228	15	1,806	1,735	3,026
Other liabilities	4,900	4,938	(38)	(1)	4,691	4,591	4,890
Total liabilities	157,689	157,985	(296)	—	156,793	152,353	152,513
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	275	275	—	—	275	172	172
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,218	9,243	(25)	—	9,306	9,314	9,330
Retained earnings	9,443	9,198	245	3	8,978	8,933	8,745
Treasury stock, at cost, and other	(661)	(699)	(38)	(5)	(792)	(795)	(805)
Accumulated other comprehensive income	1,743	1,674	69	4	1,749	2,026	1,668
Total shareholders’ equity	20,568	20,241	327	2	20,066	20,200	19,660
Total liabilities and shareholders’ equity	$178,257	$178,226	$31	—%	$176,859	$172,553	$172,173

Common shares outstanding	538,398	538,056	342	—%	536,967	537,001	536,907
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	3	3	—	—	3	2	2
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	11,522	11,865	(343)	(3)	12,954	12,919	13,014
1Includes earning assets of $153,939, $154,950, $154,696, $148,991, and $146,367, as of June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011, and June 30, 2011, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	June 30, 2012			March 31, 2012			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$50,798	$578	4.58%	$49,542	$599	4.86%	$1,256	(0.28)%	$5,640	(0.59)%
Commercial real estate	4,582	42	3.65	4,737	44	3.72	(155)	(0.07)	(897)	(0.01)
Commercial construction	862	8	3.85	921	9	3.89	(59)	(0.04)	(342)	0.02
Residential mortgages - guaranteed	5,853	47	3.19	6,478	53	3.25	(625)	(0.06)	1,466	(0.38)
Residential mortgages - nonguaranteed	22,707	260	4.59	21,946	259	4.71	761	(0.12)	913	(0.42)
Home equity products	15,066	138	3.69	15,283	141	3.70	(217)	(0.01)	(858)	(0.08)
Residential construction	707	9	5.11	738	9	5.13	(31)	(0.02)	(178)	(0.13)
Guaranteed student loans	7,195	69	3.84	7,308	71	3.93	(113)	(0.09)	2,643	(0.53)
Other direct	2,186	24	4.37	2,100	23	4.45	86	(0.08)	363	(0.42)
Indirect	10,288	99	3.88	10,112	100	3.99	176	(0.11)	829	(0.82)
Credit cards	537	14	10.35	545	14	10.59	(8)	(0.24)	80	(2.63)
Nonaccrual	2,584	6	1.00	2,832	7	1.05	(248)	(0.05)	(1,214)	(0.08)
Total loans	123,365	1,294	4.22	122,542	1,329	4.36	823	(0.14)	8,445	(0.40)
Securities available for sale:
Taxable	22,569	176	3.13	24,250	190	3.14	(1,681)	(0.01)	(1,142)	(0.22)
Tax-exempt - FTE [1]	375	5	5.32	420	6	5.41	(45)	(0.09)	(142)	(0.15)
Total securities available for sale	22,944	181	3.16	24,670	196	3.17	(1,726)	(0.01)	(1,284)	(0.24)
Securities purchased under agreements to resell	924	—	0.01	731	—	0.03	193	(0.02)	(155)	0.01
Loans held for sale	3,352	31	3.65	2,649	25	3.70	703	(0.05)	1,248	(0.52)
Interest-bearing deposits	22	—	0.26	21	—	0.21	1	0.05	(1)	0.10
Interest earning trading assets	4,283	18	1.67	4,010	15	1.49	273	0.18	652	(0.63)
Total earning assets	154,890	1,524	3.96	154,623	1,565	4.07	267	(0.11)	8,905	(0.36)
Allowance for loan and lease losses	(2,323)			(2,428)			105		417
Cash and due from banks	4,721			4,563			158		269
Other assets	15,260			14,893			367		(2,088)
Noninterest earning trading assets	2,230			2,260			(30)		(769)
Unrealized gains on securities available for sale, net	3,137			2,944			193		654
Total assets	$177,915			$176,855			$1,060		$7,388
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$24,957	$6	0.10%	$25,262	$6	0.10%	($305)	—%	$285	(0.06)%
Money market accounts	41,950	24	0.23	42,489	25	0.24	(539)	(0.01)	(915)	(0.17)
Savings	5,169	1	0.11	4,860	1	0.12	309	(0.01)	582	(0.07)
Consumer time	10,997	40	1.47	11,472	44	1.54	(475)	(0.07)	(1,715)	(0.13)
Other time	6,193	25	1.63	6,368	28	1.69	(175)	(0.06)	(1,010)	(0.11)
Total interest-bearing consumer and commercial deposits	89,266	96	0.43	90,451	104	0.46	(1,185)	(0.03)	(2,773)	(0.17)
Brokered time deposits	2,211	22	3.88	2,265	23	4.03	(54)	(0.15)	(106)	(0.50)
Foreign deposits	32	—	0.18	9	—	0.13	23	0.05	9	0.13
Total interest-bearing deposits	91,509	118	0.52	92,725	127	0.55	(1,216)	(0.03)	(2,870)	(0.17)
Funds purchased	810	—	0.11	871	—	0.10	(61)	0.01	(191)	(0.01)
Securities sold under agreements to repurchase	1,646	1	0.18	1,634	1	0.14	12	0.04	(618)	0.04
Interest-bearing trading liabilities	751	4	2.36	531	2	1.73	220	0.63	(171)	(1.03)
Other short-term borrowings	6,942	5	0.27	9,170	5	0.20	(2,228)	0.07	4,008	(0.11)
Long-term debt	13,657	90	2.65	11,356	88	3.13	2,301	(0.48)	(108)	(0.65)
Total interest-bearing liabilities	115,315	218	0.76	116,287	223	0.77	(972)	(0.01)	50	(0.24)
Noninterest-bearing deposits	36,619			35,392			1,227		6,779
Other liabilities	4,337			3,893			444		514
Noninterest-bearing trading liabilities	1,172			1,027			145		(918)
Shareholders’ equity	20,472			20,256			216		963
Total liabilities and shareholders’ equity	$177,915			$176,855			$1,060		$7,388
Interest Rate Spread			3.20%			3.30%		(0.10)%		(0.12)%
Net Interest Income - FTE [1]		$1,306			$1,342
Net Interest Margin [2]			3.39%			3.49%		(0.10)%		(0.14)%

1The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	December 31, 2011			September 30, 2011			June 30, 2011
	Average Balances	Interest Income/ Expense	Yields/Rates	Average Balances	Interest Income/ Expense	Yields/Rates	Average Balances	Interest Income/ Expense	Yields/Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$48,461	$607	4.97%	$46,261	$595	5.11%	$45,158	$583	5.17%
Commercial real estate	4,911	46	3.73	5,192	49	3.72	5,479	50	3.66
Commercial construction	986	10	3.90	1,043	10	3.90	1,204	11	3.83
Residential mortgages - guaranteed	5,300	44	3.31	4,349	39	3.59	4,387	39	3.57
Residential mortgages -nonguaranteed	21,852	262	4.79	21,888	266	4.87	21,794	273	5.01
Home equity products	15,517	145	3.72	15,718	148	3.74	15,924	150	3.77
Residential construction	780	10	5.29	826	11	5.10	885	12	5.24
Guaranteed student loans	5,970	61	4.07	4,765	52	4.35	4,552	49	4.37
Other direct	1,998	23	4.57	1,906	23	4.67	1,823	22	4.79
Indirect	10,058	105	4.13	9,761	109	4.44	9,459	111	4.70
Credit cards	541	15	10.81	522	15	11.31	457	15	12.98
Nonaccrual	3,100	9	1.18	3,407	7	0.79	3,798	10	1.08
Total loans	119,474	1,337	4.44	115,638	1,324	4.54	114,920	1,325	4.62
Securities available for sale:
Taxable	24,701	192	3.10	23,768	195	3.29	23,711	199	3.35
Tax-exempt - FTE [1]	456	6	5.45	485	7	5.44	517	7	5.47
Total securities available for sale	25,157	198	3.14	24,253	202	3.33	24,228	206	3.40
Securities purchased under agreements to resell	850	—	0.04	977	—	—	1,079	—	—
Loans held for sale	2,168	22	4.10	2,032	21	4.11	2,104	22	4.17
Interest-bearing deposits	21	—	0.17	21	—	0.15	23	—	0.16
Interest earning trading assets	3,891	16	1.57	3,915	21	2.09	3,631	20	2.30
Total earning assets	151,561	1,573	4.12	146,836	1,568	4.23	145,985	1,573	4.32
Allowance for loan and lease losses	(2,536)			(2,682)			(2,740)
Cash and due from banks	4,328			5,567			4,452
Other assets	15,620			16,676			17,348
Noninterest earning trading assets	2,286			2,897			2,999
Unrealized gains on securities available for sale, net	2,826			2,782			2,483
Total assets	$174,085			$172,076			$170,527
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$24,994	$7	0.11%	$23,979	$8	0.13%	$24,672	$10	0.16%
Money market accounts	42,849	30	0.28	43,095	39	0.36	42,865	43	0.40
Savings	4,658	2	0.12	4,622	2	0.15	4,587	2	0.18
Consumer time	11,925	47	1.56	12,404	49	1.59	12,712	51	1.60
Other time	6,593	28	1.70	6,940	30	1.70	7,203	31	1.74
Total interest-bearing consumer and commercial deposits	91,019	114	0.50	91,040	128	0.56	92,039	137	0.60
Brokered time deposits	2,259	25	4.20	2,303	26	4.34	2,317	25	4.38
Foreign deposits	34	—	4.13	9	—	0.13	23	—	0.05
Total interest-bearing deposits	93,312	139	0.59	93,352	154	0.65	94,379	162	0.69
Funds purchased	969	—	0.10	1,069	—	0.11	1,001	—	0.12
Securities sold under agreements to repurchase	1,897	—	0.14	2,170	1	0.15	2,264	1	0.14
Interest-bearing trading liabilities	674	4	2.26	878	7	2.95	922	8	3.39
Other short-term borrowings	5,082	4	0.28	3,063	3	0.40	2,934	3	0.38
Long-term debt	12,757	102	3.17	13,667	110	3.19	13,765	113	3.30
Total interest-bearing liabilities	114,691	249	0.86	114,199	275	0.95	115,265	287	1.00
Noninterest-bearing deposits	34,053			31,934			29,840
Other liabilities	4,040			4,069			3,823
Noninterest-bearing trading liabilities	1,093			1,874			2,090
Shareholders’ equity	20,208			20,000			19,509
Total liabilities and shareholders’ equity	$174,085			$172,076			$170,527
Interest Rate Spread			3.26%			3.28%			3.32%
Net Interest Income - FTE [1]		$1,324			$1,293			$1,286
Net Interest Margin [2]			3.46%			3.49%			3.53%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, continued AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Six Months Ended
	June 30, 2012			June 30, 2011			Increase/(Decrease)
	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$50,170	$1,176	4.72%	$44,673	$1,165	5.26%	$5,497	(0.54)%
Commercial real estate	4,660	86	3.69	5,599	103	3.71	(939)	(0.02)
Commercial construction	891	17	3.87	1,334	25	3.81	(443)	0.06
Residential mortgages - guaranteed	6,166	99	3.22	4,346	74	3.42	1,820	(0.20)
Residential mortgages - nonguaranteed	22,327	519	4.65	21,982	560	5.10	345	(0.45)
Home equity products	15,174	279	3.70	16,068	301	3.77	(894)	(0.07)
Residential construction	722	18	5.12	924	24	5.22	(202)	(0.10)
Guaranteed student loans	7,252	140	3.88	4,464	96	4.34	2,788	(0.46)
Other direct	2,143	47	4.41	1,782	43	4.89	361	(0.48)
Indirect	10,200	200	3.94	9,466	225	4.79	734	(0.85)
Credit cards	541	29	10.47	489	30	12.21	52	(1.74)
Nonaccrual	2,708	14	1.03	3,913	18	0.92	(1,205)	0.11
Total loans	122,954	2,624	4.29	115,040	2,664	4.67	7,914	(0.38)
Securities available for sale:
Taxable	23,409	366	3.13	23,708	383	3.24	(299)	(0.11)
Tax-exempt - FTE [1]	398	11	5.37	533	15	5.51	(135)	(0.14)
Total securities available for sale	23,807	377	3.17	24,241	398	3.29	(434)	(0.12)
Securities purchased under agreements to resell	827	—	0.02	1,071	—	—	(244)	0.02
Loans held for sale	3,001	55	3.67	2,413	50	4.15	588	(0.48)
Interest-bearing deposits	21	—	0.24	23	—	0.14	(2)	0.10
Interest earning trading assets	4,147	33	1.58	3,595	43	2.39	552	(0.81)
Total earning assets	154,757	3,089	4.01	146,383	3,155	4.35	8,374	(0.34)
Allowance for loan and lease losses	(2,375)			(2,796)			421
Cash and due from banks	4,642			5,463			(821)
Other assets	15,076			17,523			(2,447)
Noninterest earning trading assets	2,245			2,827			(582)
Unrealized gains on securities available for sale, net	3,040			2,389			651
Total assets	$177,385			$171,789			$5,596
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,110	$12	0.10%	$25,019	$21	0.17%	$91	(0.07)%
Money market accounts	42,219	49	0.23	42,735	91	0.43	(516)	(0.20)
Savings	5,015	3	0.11	4,428	3	0.16	587	(0.05)
Consumer time	11,234	84	1.50	12,743	101	1.60	(1,509)	(0.10)
Other time	6,281	52	1.66	7,309	64	1.76	(1,028)	(0.10)
Total interest-bearing consumer and commercial deposits	89,859	200	0.45	92,234	280	0.61	(2,375)	(0.16)
Brokered time deposits	2,238	45	3.96	2,332	51	4.37	(94)	(0.41)
Foreign deposits	20	—	0.17	140	1	0.14	(120)	0.03
Total interest-bearing deposits	92,117	245	0.53	94,706	332	0.71	(2,589)	(0.18)
Funds purchased	840	1	0.11	1,057	—	0.15	(217)	(0.04)
Securities sold under agreements to repurchase	1,640	1	0.16	2,283	2	0.15	(643)	0.01
Interest-bearing trading liabilities	641	7	2.10	926	15	3.37	(285)	(1.27)
Other short-term borrowings	8,056	9	0.23	2,847	6	0.40	5,209	(0.17)
Long-term debt	12,507	178	2.87	13,785	237	3.47	(1,278)	(0.60)
Total interest-bearing liabilities	115,801	441	0.77	115,604	592	1.03	197	(0.26)
Noninterest-bearing deposits	36,005			29,064			6,941
Other liabilities	4,116			3,889			227
Noninterest-bearing trading liabilities	1,099			1,934			(835)
Shareholders’ equity	20,364			21,298			(934)
Total liabilities and shareholders’ equity	$177,385			$171,789			$5,596
Interest Rate Spread			3.24%			3.32%		(0.08)%
Net Interest Income - FTE [1]		$2,648			$2,563
Net Interest Margin [2]			3.44%			3.53%		(0.09)%

1 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended June 30				Six Months Ended June 30
			Increase/(Decrease)				Increase/(Decrease)
	2012	2011	Amount	%	2012	2011	Amount	%[4]
CREDIT DATA
Allowance for credit losses - beginning	$2,400	$2,908	($508)	(17)%	$2,505	$3,032	($527)	(17)%
Provision/(benefit) for unfunded commitments	(2)	(3)	(1)	(33)	2	(7)	(9)	NM
Provision for loan losses
Commercial	49	124	(75)	(60)	87	232	(145)	(63)
Residential	230	252	(22)	(9)	488	574	(86)	(15)
Consumer	23	19	4	21	40	40	—	—
Total provision for loan losses	302	395	(93)	(24)	615	846	(231)	(27)
Charge-offs
Commercial	(94)	(220)	(126)	(57)	(220)	(405)	(185)	(46)
Residential	(274)	(303)	(29)	(10)	(576)	(688)	(112)	(16)
Consumer	(29)	(40)	(11)	(28)	(64)	(85)	(21)	(25)
Total charge-offs	(397)	(563)	(166)	(29)	(860)	(1,178)	(318)	(27)
Recoveries
Commercial	31	41	(10)	(24)	56	70	(14)	(20)
Residential	6	6	—	—	11	11	—	—
Consumer	10	11	(1)	(9)	21	21	—	—
Total recoveries	47	58	(11)	(19)	88	102	(14)	(14)
Net charge-offs	(350)	(505)	(155)	(31)	(772)	(1,076)	(304)	(28)
Allowance for credit losses - ending	$2,350	$2,795	($445)	(16)%	$2,350	$2,795	($445)	(16)%
Components:
Allowance for loan and lease losses	$2,300	$2,744	($444)	(16)%
Unfunded commitments reserve	50	51	(1)	(2)
Allowance for credit losses	$2,350	$2,795	($445)	(16)%
Net charge-offs to average loans (annualized)
Commercial	0.45%	1.34%	(0.89)%		0.58%	1.26%	(0.68)%
Residential	2.33	2.65	(0.32)		2.45	3.01	(0.56)
Consumer	0.38	0.71	(0.33)		0.43	0.80	(0.37)
Total net charge-offs to total average loans	1.14%	1.76%	(0.62)%		1.26%	1.89%	(0.63)%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$695	$1,563	($868)	(56)%
Residential	1,742	2,013	(271)	(13)
Consumer	21	34	(13)	(38)
Total nonaccrual/nonperforming loans	2,458	3,610	(1,152)	(32)
Other real estate owned (“OREO”)	331	483	(152)	(31)
Other repossessed assets	11	11	—	—
Total nonperforming assets	$2,800	$4,104	($1,304)	(32)%
Accruing restructured loans	$2,699	$2,719	($20)	(1)%
Nonaccruing restructured loans	694	923	(229)	(25)
Accruing loans past due > 90 days (guaranteed)	2,082	1,567	515	33
Accruing loans past due > 90 days (non-guaranteed)	68	69	(1)	(1)
Total nonperforming loans to total loans	1.97%	3.14%	(1.17)%	(37)%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	2.24	3.56	(1.32)	(37)
Allowance to period-end loans[1,2]	1.85	2.40	(0.55)	(23)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	2.07	2.61	(0.54)	(21)
Allowance to nonperforming loans[1,2]	94	77	17	22
Allowance to annualized net charge-offs[1]	1.64x	1.35x	0.29x	21

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	June 30	March 31	Increase/(Decrease)		December 31	September 30	June 30
	2012	2012	Amount	%[4]	2011	2011	2011
CREDIT DATA
Allowance for credit losses - beginning	$2,400	$2,505	($105)	(4)%	$2,650	$2,795	$2,908
Provision/(benefit) for unfunded commitments	(2)	4	6	NM	(2)	(1)	(3)
Provision for loan losses
Commercial	49	38	11	29	6	86	124
Residential	230	258	(28)	(11)	304	236	252
Consumer	23	17	6	35	19	26	19
Total provision for loan losses	302	313	(11)	(4)	329	348	395
Charge-offs
Commercial	(94)	(126)	(32)	(25)	(185)	(214)	(220)
Residential	(274)	(302)	(28)	(9)	(305)	(282)	(303)
Consumer	(29)	(35)	(6)	(17)	(38)	(40)	(40)
Total charge-offs	(397)	(463)	(66)	(14)	(528)	(536)	(563)
Recoveries
Commercial	31	25	6	24	42	29	41
Residential	6	5	1	20	3	3	6
Consumer	10	11	(1)	(9)	11	12	11
Total recoveries	47	41	6	15	56	44	58
Net charge-offs	(350)	(422)	(72)	(17)	(472)	(492)	(505)
Allowance for credit losses - ending	$2,350	$2,400	($50)	(2)%	$2,505	$2,650	$2,795
Components:
Allowance for loan and lease losses	$2,300	$2,348	($48)	(2)%	$2,457	$2,600	$2,744
Unfunded commitments reserve	50	52	(2)	(4)	48	50	51
Allowance for credit losses	$2,350	$2,400	($50)	(2)%	$2,505	$2,650	$2,795
Net charge-offs to average loans (annualized)
Commercial	0.45%	0.72%	(0.27)%		1.02%	1.37%	1.34%
Residential	2.33	2.57	(0.24)		2.63	2.47	2.65
Consumer	0.38	0.48	(0.10)		0.58	0.66	0.71
Total net charge-offs to total average loans	1.14%	1.38%	(0.24)%		1.57%	1.69%	1.76%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$695	$815	($120)	(15)%	$926	$1,205	$1,563
Residential	1,742	1,812	(70)	(4)	1,951	2,007	2,013
Consumer	21	22	(1)	(5)	26	27	34
Total nonaccrual/nonperforming loans	2,458	2,649	(191)	(7)	2,903	3,239	3,610
OREO	331	411	(80)	(19)	479	509	483
Other repossessed assets	11	14	(3)	(21)	10	15	11
Nonperforming LHFS	—	60	(60)	(100)	—	—	—
Total nonperforming assets	$2,800	$3,134	($334)	(11)%	$3,392	$3,763	$4,104
Accruing restructured loans	$2,699	$2,750	($51)	(2)%	$2,820	$2,824	$2,719
Nonaccruing restructured loans	694	714	(20)	(3)	802	883	923
Accruing loans past due > 90 days (guaranteed)	2,082	2,088	(6)	—	1,971	1,708	1,567
Accruing loans past due > 90 days (non-guaranteed)	68	64	4	6	57	116	69
Total nonperforming loans to total loans	1.97%	2.16%	(0.19)%	(9)%	2.37%	2.76%	3.14%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	2.24	2.54	(0.30)	(12)	2.76	3.19	3.56
Allowance to period-end loans[1,2]	1.85	1.92	(0.07)	(4)	2.01	2.22	2.40
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	2.07	2.16	(0.09)	(4)	2.27	2.42	2.61
Allowance to nonperforming loans[1,2]	94	89	5	6	85	81	77
Allowance to annualized net charge-offs[1]	1.64x	1.38x	0.26x	19	1.31x	1.33x	1.35x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended June 30				Six Months Ended June 30
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$59	$1,538	$62	$1,659	$67	$1,439	$65	$1,571
Amortization	(8)	—	(4)	(12)	(16)	—	(7)	(23)
Mortgage Servicing Rights (“MSRs”) originated	—	47	—	47	—	136	—	136
Fair value changes due to inputs and assumptions	—	(121)	—	(121)	—	(51)	—	(51)
Other changes in fair value	—	(41)	—	(41)	—	(94)	—	(94)
Sale of MSRs	—	—	—	—	—	(7)	—	(7)
Other	—	—	7	7	—	—	7	7
Balance, June 30, 2011	$51	$1,423	$65	$1,539	$51	$1,423	$65	$1,539
Balance, beginning of period	$32	$1,070	$53	$1,155	$38	$921	$58	$1,017
Amortization	(5)	—	(6)	(11)	(11)	—	(11)	(22)
MSRs originated	—	78	—	78	—	161	—	161
Fair value changes due to inputs and assumptions	—	(227)	—	(227)	—	(102)	—	(102)
Other changes in fair value	—	(55)	—	(55)	—	(112)	—	(112)
Sale of MSRs	—	(1)	—	(1)	—	(3)	—	(3)
Balance, June 30, 2012	$27	$865	$47	$939	$27	$865	$47	$939

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30
	2012	2012	2011	2011	2011
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	538,056	536,967	537,001	536,907	536,817
Common shares issued (exchanged) for employee benefit plans, stock option, and restricted stock activity	342	1,089	(34)	94	90
Balance, end of period	538,398	538,056	536,967	537,001	536,907

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Six Months Ended
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	2012	2012	2011	2011	2011	2012	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Efficiency ratio [2]	68.83%	69.50%	81.45%	71.05%	70.17%	69.17%	69.01%
Impact of excluding amortization of intangible assets	(0.50)	(0.48)	(0.46)	(0.50)	(0.53)	(0.50)	(0.52)
Tangible efficiency ratio [3]	68.33%	69.02%	80.99%	70.55%	69.64%	68.67%	68.49%
Total shareholders' equity	$20,568	$20,241	$20,066	$20,200	$19,660
Goodwill, net of deferred taxes of $156 million, $164 million, $154 million, $149 million, and $144 million, respectively	(6,220)	(6,180)	(6,190)	(6,195)	(6,199)
Other intangible assets, net of deferred taxes of $10 million, $14 million, $16 million, $18 million, and $21 million, respectively, and MSRs	(929)	(1,142)	(1,001)	(1,120)	(1,518)
MSRs	865	1,070	921	1,033	1,423
Tangible equity	14,284	13,989	13,796	13,918	13,366
Preferred stock	(275)	(275)	(275)	(172)	(172)
Tangible common equity	$14,009	$13,714	$13,521	$13,746	$13,194
Total assets	$178,257	$178,226	$176,859	$172,553	$172,173
Goodwill	(6,376)	(6,344)	(6,344)	(6,344)	(6,343)
Other intangible assets including MSRs	(939)	(1,155)	(1,017)	(1,138)	(1,539)
MSRs	865	1,070	921	1,033	1,423
Tangible assets	$171,807	$171,797	$170,419	$166,104	$165,714
Tangible equity to tangible assets [4]	8.31%	8.14%	8.10%	8.38%	8.07%
Tangible book value per common share [5]	$26.02	$25.49	$25.18	$25.60	$24.57
Net interest income	$1,274	$1,311	$1,294	$1,263	$1,259	$2,585	$2,508
Taxable-equivalent adjustment	32	31	30	30	27	63	55
Net interest income - FTE	1,306	1,342	1,324	1,293	1,286	2,648	2,563
Noninterest income	940	876	723	903	912	1,816	1,795
Total revenue - FTE	2,246	2,218	2,047	2,196	2,198	4,464	4,358
Securities gains, net	(14)	(18)	(19)	(2)	(32)	(32)	(96)
Total revenue - FTE excluding net securities gains [6]	$2,232	$2,200	$2,028	$2,194	$2,166	$4,432	$4,262

Total loans	$124,560	$122,691	$122,495	$117,475	$114,913
Government guaranteed loans	(12,911)	(13,633)	(13,871)	(9,782)	(9,133)
Loans held at fair value	(406)	(413)	(433)	(452)	(449)
Total loans, excluding government guaranteed and fair value loans	$111,243	$108,645	$108,191	$107,241	$105,331
Allowance to total loans, excluding government guaranteed and fair value loans [7]	2.07%	2.16%	2.27%	2.42%	2.61%

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
3 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
4 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
5 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
6 SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
7 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans, to exclude loans from the calculation that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss.

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Six Months Ended
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	2012	2012	2011	2011	2011	2012	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net income available to common shareholders	$270	$245	$71	$211	$174	$515	$212
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	74
Net income available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$270	$245	$71	$211	$174	$515	$286
Net income per average common share - diluted	$0.50	$0.46	$0.13	$0.39	$0.33	$0.96	$0.41
Effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	0.14
Net income per average common share - diluted, excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$0.50	$0.46	$0.13	$0.39	$0.33	$0.96	$0.55

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:
Net income	$275	$250	$74	$215	$178	$525	$358
Preferred dividends	(3)	(3)	(2)	(2)	(2)	(6)	(4)
Dividends and accretion of discount on preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	(66)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	(74)
Dividends and undistributed earnings allocated to unvested shares	(2)	(2)	(1)	(2)	(2)	(4)	(2)
Net income available to common shareholders	$270	$245	$71	$211	$174	$515	$212

[1]
Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change [4]	2012	2011	% Change
Statements of Income
Net interest income [1]	$630	$620	2%	$1,263	$1,239	2%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	630	620	2	1,263	1,239	2
Provision for credit losses [2]	118	177	(33)	272	379	(28)
Net interest income - FTE - after provision for credit losses	512	443	16	991	860	15
Noninterest income before securities gains/(losses)	340	372	(9)	662	731	(9)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	340	372	(9)	662	731	(9)
Noninterest expense before amortization of intangible assets	681	726	(6)	1,372	1,414	(3)
Amortization of intangible assets	7	10	(30)	15	19	(21)
Total noninterest expense	688	736	(7)	1,387	1,433	(3)
Income before provision for income taxes	164	79	NM	266	158	68
Provision for income taxes	59	29	NM	96	58	66
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	105	50	NM	170	100	70
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$105	$50	NM	$170	$100	70

Total revenue - FTE	$970	$992	(2)	$1,925	$1,970	(2)
Selected Average Balances
Total loans	$41,391	$38,636	7%	$41,428	$38,745	7%
Goodwill	3,933	3,736	5	3,842	3,731	3
Other intangible assets excluding MSRs	56	85	(34)	59	88	(33)
Total assets	46,337	43,244	7	46,222	43,329	7
Consumer and commercial deposits	77,340	76,802	1	77,059	76,369	1
Performance Ratios
Efficiency ratio	70.95%	74.14%		72.07%	72.79%
Impact of excluding amortization of intangible assets	(3.21)	(3.85)		(3.27)	(3.82)
Tangible efficiency ratio	67.74%	70.29%		68.80%	68.97%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$47,463	$49,644	(4)%
Non-managed assets	37,432	40,272	(7)
Total assets under administration	84,895	89,916	(6)
Brokerage assets	37,593	35,745	5
Corporate trust assets	11,692	10,572	11
Total assets under advisement	$134,180	$136,233	(2)

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for Private Wealth Management clients. The Wholesale Banking segment includes additional assets under administration/advisement for GenSpring and RidgeWorth clients.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change [4]	2012	2011	% Change [4]
Statements of Income
Net interest income [1]	$433	$399	9%	$862	$789	9%
FTE adjustment	32	26	23	61	51	20
Net interest income - FTE	465	425	9	923	840	10
Provision for credit losses [2]	67	175	(62)	168	321	(48)
Net interest income - FTE - after provision for credit losses	398	250	59	755	519	45
Noninterest income before securities gains/(losses)	383	402	(5)	762	791	(4)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	383	402	(5)	762	791	(4)
Noninterest expense before amortization of intangible assets	514	548	(6)	1,026	1,083	(5)
Amortization of intangible assets	1	1	—	4	3	33
Total noninterest expense	515	549	(6)	1,030	1,086	(5)
Income - FTE - before provision/(benefit) for income taxes	266	103	NM	487	224	NM
Provision/(benefit) for income taxes	46	(8)	NM	76	(12)	NM
FTE adjustment	32	26	23	61	51	20
Net income including income attributable to noncontrolling interest	188	85	NM	350	185	89
Less: net income attributable to noncontrolling interest	—	(1)	100	8	4	100
Net income	$188	$86	NM	$342	$181	89

Total revenue - FTE	$848	$827	3	$1,685	$1,631	3
Selected Average Balances
Total loans	$51,129	$47,467	8%	$50,697	$47,234	7%
Goodwill	2,415	2,598	(7)	2,503	2,598	(4)
Other intangible assets excluding MSRs	22	29	(24)	23	30	(23)
Total assets	64,603	62,255	4	63,979	61,772	4
Consumer and commercial deposits	44,997	42,250	7	45,404	41,939	8
Performance Ratios
Efficiency ratio	60.83%	66.53%		61.19%	66.59%
Impact of excluding amortization of intangible assets	(1.64)	(2.31)		(1.86)	(2.37)
Tangible efficiency ratio	59.19%	64.22%		59.33%	64.22%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$51,594	$55,078	(6)%
Non-managed assets	7,453	9,656	(23)
Total assets under administration	59,047	64,734	(9)
Brokerage assets	—	—	—
Corporate trust assets	—	—	—
Total assets under advisement	$59,047	$64,734	(9)

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for GenSpring and RidgeWorth clients. The Consumer Banking and Private Wealth Management segment includes additional assets under administration/advisement for Private Wealth Management clients.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change [3]	2012	2011	% Change [3]
Statements of Income
Net interest income [1]	$131	$112	17%	$257	$232	11%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	131	112	17	257	232	11
Provision for credit losses [2]	165	153	8	331	376	(12)
Net interest income - FTE - after provision for credit losses	(34)	(41)	17	(74)	(144)	49
Noninterest income before securities gains/(losses)	179	76	NM	336	157	NM
Securities gains/(losses), net	—	(1)	100	—	(1)	100
Total noninterest income	179	75	NM	336	156	NM
Noninterest expense before amortization of intangible assets	348	274	27	686	526	30
Amortization of intangible assets	—	—	—	—	—	—
Total noninterest expense	348	274	27	686	526	30
Loss before benefit for income taxes	(203)	(240)	15	(424)	(514)	18
Benefit for income taxes	(83)	(93)	11	(170)	(199)	15
FTE adjustment	—	—	—	—	—	—
Net loss including income attributable to noncontrolling interest	(120)	(147)	18	(254)	(315)	19
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net loss	($120)	($147)	18	($254)	($315)	19

Total revenue - FTE	$310	$187	66	$593	$388	53
Selected Average Balances
Total loans	$30,809	$28,822	7%	$30,803	$29,067	6%
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	35,788	33,363	7	35,512	33,947	5
Consumer and commercial deposits	3,573	2,695	33	3,386	2,838	19
Performance Ratios
Efficiency ratio	112.15%	146.65%		115.54%	135.35%
Impact of excluding amortization of intangible assets	—	—		—	—
Tangible efficiency ratio	112.15%	146.65%		115.54%	135.35%
Other Information
Production Data
Channel mix
Retail	$4,365	$3,306	32%	$8,552	$7,022	22%
Wholesale	1,340	548	NM	2,661	1,317	NM
Correspondent	2,545	837	NM	4,710	2,103	NM
Total production	$8,250	$4,691	76	$15,923	$10,442	52
Channel mix - percent
Retail	53%	70%		53%	67%
Wholesale	16	12		17	13
Correspondent	31	18		30	20
Total production	100%	100%		100%	100%
Purchase and refinance mix
Refinance	$5,238	$2,231	NM	$11,082	$6,308	76
Purchase	3,012	2,460	22	4,841	4,134	17
Total production	$8,250	$4,691	76	$15,923	$10,442	52
Purchase and refinance mix - percent
Refinance	63%	48%		70%	60%
Purchase	37	52		30	40
Total production	100%	100%		100%	100%

Applications	$14,573	$10,548	38	$31,249	$19,642	59
Mortgage Servicing Data (End of Period)
Total loans serviced	$153,442	$162,915	(6)%
Total loans serviced for others	118,887	131,548	(10)
Net carrying value of MSRs	865	1,423	(39)
Ratio of net carrying value of MSRs to total loans serviced for others	0.728%	1.082%

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change [3]	2012	2011	% Change [3]
Statements of Income
Net interest income	$80	$128	(38)%	$203	$248	(18)%
FTE adjustment	—	1	(100)	2	4	(50)
Net interest income - FTE	80	129	(38)	205	252	(19)
Provision for credit losses [1]	(50)	(113)	56	(154)	(237)	35
Net interest income - FTE - after provision for credit losses	130	242	(46)	359	489	(27)
Noninterest income before securities gains	24	30	(20)	24	20	20
Securities gains, net	14	33	(58)	32	97	(67)
Total noninterest income	38	63	(40)	56	117	(52)
Noninterest expense before amortization of intangible assets	(8)	(18)	56	(19)	(39)	51
Amortization of intangible assets	3	1	NM	3	1	NM
Total noninterest expense	(5)	(17)	71	(16)	(38)	58
Income - FTE - before provision for income taxes	173	322	(46)	431	644	(33)
Provision for income taxes	69	130	(47)	158	244	(35)
FTE adjustment	—	1	(100)	2	4	(50)
Net income including income attributable to noncontrolling interest	104	191	(46)	271	396	(32)
Less: net income attributable to noncontrolling interest	2	2	—	4	4	—
Net income	$102	$189	(46)	$267	$392	(32)

Total revenue - FTE	$118	$192	(39)	$261	$369	(29)
Selected Average Balances
Total loans	$36	($5)	NM	$26	($6)	NM
Securities available for sale	22,741	24,006	(5)	23,602	24,017	(2)
Goodwill	(1)	—	—	1	—	—
Other intangible assets excluding MSRs	2	3	(33)	4	4	—
Total assets	31,187	31,665	(2)	31,672	32,741	(3)
Consumer and commercial deposits	(25)	132	NM	15	152	(90)
Other Information
Duration of investment portfolio	1.9%	3.0%
Accounting net interest income interest rate sensitivity [2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.8%	(0.3)%
Instantaneous 100 bp decrease in rates over next 12 months	(1.9)%	(1.3)%
Economic net interest income interest rate sensitivity [2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.5%	(0.6)%
Instantaneous 100 bp decrease in rates over next 12 months	(1.8)%	(1.2)%

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

[2]
The recognition of interest rate sensitivity from an accounting perspective is different from the economic perspective due to the election of fair value accounting for certain long-term debt and the related interest rate swaps. The net interest income sensitivity profile from an economic perspective assumes the net interest payments from the related swaps were included in net interest income.

[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions)    (Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change	2012	2011	% Change
Statements of Income
Net interest income	$1,274	$1,259	1%	$2,585	$2,508	3%
FTE adjustment	32	27	19	63	55	15
Net interest income - FTE	1,306	1,286	2	2,648	2,563	3
Provision for credit losses	300	392	(23)	617	839	(26)
Net interest income - FTE - after provision for credit losses	1,006	894	13	2,031	1,724	18
Noninterest income before securities gains	926	880	5	1,784	1,699	5
Securities gains, net	14	32	(56)	32	96	(67)
Total noninterest income	940	912	3	1,816	1,795	1
Noninterest expense before amortization of intangible assets	1,535	1,530	—	3,065	2,984	3
Amortization of intangible assets	11	12	(8)	22	23	(4)
Total noninterest expense	1,546	1,542	—	3,087	3,007	3
Income - FTE - before provision for income taxes	400	264	52	760	512	48
Provision for income taxes	91	58	57	160	91	76
FTE adjustment	32	27	19	63	55	15
Net income including income attributable to noncontrolling interest	277	179	55	537	366	47
Less: net income attributable to noncontrolling interest	2	1	100	12	8	50
Net income	$275	$178	54	$525	$358	47

Total revenue - FTE	$2,246	$2,198	2	$4,464	$4,358	2
Selected Average Balances
Total loans	$123,365	$114,920	7%	$122,954	$115,040	7%
Goodwill	6,347	6,334	—	6,346	6,329	—
Other intangible assets excluding MSRs	80	117	(32)	86	122	(30)
Total assets	177,915	170,527	4	177,385	171,789	3
Consumer and commercial deposits	125,885	121,879	3	125,864	121,298	4
Performance Ratios
Efficiency ratio	68.83%	70.17%		69.17%	69.01%
Impact of excluding amortization of intangible assets	(0.50)	(0.53)		(0.50)	(0.52)
Tangible efficiency ratio	68.33%	69.64%		68.67%	68.49%
Other Information (End of Period)
Assets under administration
Managed (discretionary) assets	$99,057	$104,722	(5)%
Non-managed assets	44,885	49,928	(10)
Total assets under administration	143,942	154,650	(7)
Brokerage assets	37,593	35,745	5
Corporate trust assets	11,692	10,572	11
Total assets under advisement	$193,227	$200,967	(4)